EXHIBIT 10.2
August 13, 2024
Acuitas Capital, LLC
200 Dorado Beach Drive #3831
Dorado, Puerto Rico 00646
Attention: Terren S. Peizer

Mr. Peizer:
This letter relates to that certain Master Note Purchase Agreement, dated as of April 15, 2022, among Ontrak, Inc., a Delaware corporation (the “Company”), as issuer, certain of its Subsidiaries, as Guarantors, Acuitas Capital LLC, a Delaware limited liability company (“Purchaser”), and U.S. Bank Trust Company, National Association, as collateral agent for the Secured Parties, as amended by that certain First Amendment thereto, dated as of August 12, 2022, that certain Second Amendment thereto, dated as of November 19, 2022, that certain Third Amendment thereto, dated as of December 30, 2022, that certain Fourth Amendment to Master Note Purchase Agreement, dated as of June 23, 2023, that certain Fifth Amendment to Master Note Purchase Agreement, dated as of October 31, 2023, and that certain Sixth Amendment to Master Note Purchase Agreement, dated as of March 28, 2024 (as amended to date, the “Keep Well Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Keep Well Agreement.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:
1.    Funding Commitment. Purchaser agrees to purchase $5.0 million of Demand Notes on the schedule set forth below (such Demand Notes, the “Committed Demand Notes”) pursuant to Section 3.2 of the Sixth Amendment.

Draw Down	Purchase No Later Than	Amount
4	Aug. 15, 2024	$1.5 million
5	Aug. 30, 2024	$1.0 million
6	Sept. 1, 2024	$1.0 million
7	Oct. 1, 2024	$1.0 million
8 (partial)	Nov. 1, 2024	$0.5 million

Purchaser and the Company agree that this letter agreement constitutes an alternative agreement of the parties with respect to Draw Downs Nos. 4 through 8 contemplated by Section 3.2 of the Sixth Amendment. For the avoidance of doubt, Purchaser retains the right to purchase the $0.5 million of Draw Down Number 8 that is not part of the Committed Demand Notes as specified in Section 3.2 of the Sixth Amendment.
Notwithstanding Purchaser’s agreement to purchase the Committed Demand Notes, to the extent the Company receives any Net Equity Proceeds on or after the date hereof and on or before November 1, 2024, Purchaser, in its sole discretion, shall have the right to elect to reduce the amount of Committed Demand Notes to be purchased, on a dollar-for-dollar basis (such right, the “Offset Right”). To exercise the Offset Right, Purchaser must deliver written notice of its election to exercise the Offset Right to the Company, which notice must state the dollar amount of Committed Demand Notes Purchaser is electing not to purchase, no later than the earlier of (a) October 31, 2024 and (b) the date that is 10 business days after the date on which the Company provides written notice to Purchaser that the Company received Net Equity Proceeds and the amount thereof.
For the avoidance of doubt, the Offset Right does not alter or change any of the rights or obligations of the Company or Purchaser under Section 3.2 of the Sixth Amendment but rather only reduces the amount of the Committed Demand Notes to be purchased pursuant to this Section 1.
2.    Commitment to Not Call the Demand Notes. Purchaser agrees not to, and to cause any holder of any Demand Note not to, exercise its right to require that any amounts due under any Demand Note be paid until after August 30, 2025. Notwithstanding the foregoing, to the extent Purchaser has purchased all the Committed Demand Notes pursuant to Section 1 of this letter agreement, less any amounts not purchased pursuant to the valid exercise of the Offset Right, and the Company receives any Net Equity Proceeds after November 1, 2024, Purchaser, in its sole discretion, may, upon written notice to the Company, require that such Net Equity Proceeds be applied to pay any amounts due under the Committed Demand Notes.
3.    Fees and Expenses. The Company shall reimburse Purchaser for all reasonable and documented fees and expenses of counsel incurred by Purchaser and its Affiliates in connection with the evaluation, negotiation, preparation, execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby; provided, however, that the Company shall not be required to reimburse Purchaser for an aggregate amount greater than $25,000.
4.    Miscellaneous. If there is an express conflict between the terms of this letter agreement and the terms of the Keep Well Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this letter agreement shall govern and control. If there is an express conflict between the terms of this letter agreement and the terms of any other Note Document (including any Demand Note), the terms of this letter agreement shall govern and control. This letter agreement, which may be executed in separate counterparts (any of which may be delivered by PDF or other electronic means), and each of which shall be deemed an original, shall be binding upon the Company and Purchaser and their respective successors and assigns and may not be amended or modified except in a writing executed on behalf of the Company and Purchaser.
[Signature page follows]

If you agree with the foregoing, please so indicate by signing below and returning a copy of this letter agreement to the Company, which will constitute the agreement of the Company and Purchaser with respect to the matters set forth herein.

Sincerely,

Ontrak, Inc.

/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Executive Officer

Acknowledged and Agreed:

Acuitas Capital, LLC

/s/ Terren S. Peizer
Terren S. Peizer
Chairman